U.S. SECURITIES AND EXCHANGE COMMISSION

                                   WASHINGTON, D.C. 20549

                                        FORM 12B-25

                                NOTIFICATION OF LATE FILING

                                 SEC FILE NUMBER 333-38567

                                   CUSIP NUMBER 981558102

                                        (Check One):

                 [ ] Form 10-K and Form 10-KSB  [ ] Form 20-F [ ] Form 11K
                        [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

             For Period Ended: March 31, 1999

             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR

            For the Transition Period Ended:


                   Read Attached Instruction Sheet Before Preparing Form.
                                    Please Print or Type

             Nothing in this form shall be construed to imply that the
            Commission has verified any information contained herein.


            If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


       PART 1 -- REGISTRANT INFORMATION


            Full Name of Registrant		 WORLD WIRELESS COMMUNICATIONS, INC.
            Former Name if Applicable	 N/A


                    		      2441 South 3850 West
            ---------------------------------------------------------
           	Address of Principal Executive Office (Street and Number)

                   WEST VALLEY CITY,    UTAH    84120
                 -------------------------------------
                     City,          State    Zip Code


       PART II -- RULES 12B-25(B) AND (C)


       If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
                                     [X] Yes  [ ] No

            (a) The reasons defined in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

            SEE PART III BELOW.

            (b) The subject matter report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
                                          N/A

       PART III -- NARRATIVE


            State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

            WORLD WIRELESS COMMUNICATIONS, INC. (THE "COMPANY") IS WAITING
       FOR THE COMPLETION OF ITS INTERIM FINANCIAL STATEMENTS TO BE INCLUDED
       IN ITS REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 1999.
        THE COMPLETION OF SUCH REPORT HAS BEEN DELAYED DUE TO MANAGEMENT'S
       REVIEW OF CERTAIN SUBSEQUENT TRANSACTION ITEMS IN CONNECTION WITH THE
       COMPANY'S FINANCING. THE COMPANY INTENDS TO FILE ITS REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 1999 PROMPTLY ON MAY 18, 1999.


       PART IV -- OTHER INFORMATION


            (1) Name and telephone number of person to contact in regard to this notification

          STEPHEN R. FIELD, ESQ.             (212)         332-6050
          ----------------------------------------------------------------
                 (Name)                 (Area Code)   (Telephone Number)

            (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                     [X] Yes  [ ] No

            (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                     [X] Yes  [  ] No

            If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

		See the Form 10-Q as filed May 18, 1999.


                   WORLD WIRELESS COMMUNICATIONS, INC.
                   ------------------------------------
               (Name of Registrant as specified in charter)

       has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


       Date: MAY 18, 1999            By:  /s/ David D. Singer
                                        ---------------------
                                        David D. Singer
                                        President and
                                        Chief Executive Officer